Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of March 14, 2018, (the “Agreement”), is by and between J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), and Jessica Hagler Root (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive to serve as Vice President, Controller, Chief Accounting Officer and Secretary of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.

Employment. The Company hereby employs the Executive (directly or through a subsidiary) and the Executive hereby agrees to continue her employment with the Company upon the terms and subject to the conditions set forth herein.

2.	Term.

a)

Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be renewed or extended, the “Term”) will commence on the date hereof (the “Effective Date”) and terminate on March 14, 2020.

b)

Commencing on March 14, 2020 and on each subsequent anniversary thereof, this Agreement shall automatically renew for successive one-year periods upon all terms and conditions herein, unless either party shall provide written notice to the other not less than ninety (90) days prior to the expiration of the Term.  Notwithstanding any other provision of this Agreement, any non-renewal by the Company of this Agreement shall constitute a termination by the Company without Cause and will serve as a termination event giving rise to the Executive’s right to receive payments pursuant to Section 9(e) as if the expiration of this Agreement were the Date of Termination, unless employment continues after the expiration of this Agreement on terms mutually agreed by the Company and the Executive.

3.

Position. During the Term, the Executive will serve as Vice President, Controller, Chief Accounting Officer and Secretary of the Company performing duties commensurate with such positions and will perform such additional duties as the Board of Directors of the Company (the “Board”) will determine. The Executive will report to the Chief Financial Officer of the Company. The Executive agrees to serve, without any additional compensation, as a member of the board of directors and/or as an officer of any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a Company (and as a director and/or officer of any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

4.

Duties. During the Term, the Executive will devote her full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

5.	Salary and Bonus.

a)

For purposes of this Agreement, the “Initial Contract Year” will mean the period commencing on the Effective Date and ending on March 14, 2020. A “Contract Year” will mean the Initial Contract Year and any anniversary thereof.

b)

During the Initial Contract Year, the Company or one of its subsidiaries will pay the Executive a base salary at the rate in effect on the date hereof. Each calendar year during the term of this Agreement, the Compensation Committee of the Board (the “Compensation Committee”) will, in good faith, review the Executive’s annual base salary and may increase (but not decrease) such amount as it may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s, or such paying subsidiary’s, as applicable, normal payroll practices.

c)

During each fiscal year of the Company, the Executive will be eligible for a target cash bonus based on a percentage of her then-current Base Salary to be designated by the Compensation Committee. The Executive’s entitlement to such cash bonus, if any, will be determined by the Compensation Committee based on the terms of the executive bonus program then in effect, including the Compensation Committee’s good faith determination as to whether pre-determined performance targets of the Company have been achieved following a review of the Company’s year-end financial statements. All such performance targets will be determined by the Compensation Committee after consulting with Executive.

6.	Long-Term Incentive Awards. The Executive shall participate in any long-term incentive awards offered to senior executives of the Company, as determined by the Compensation Committee.

7.

Vacation, Holidays and Sick Leave; Life Insurance. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Contract Year be entitled to at least four (4) weeks of such vacation. During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.

8.

Business Expenses. The Executive will be reimbursed for all reasonable business expenses incurred by her in connection with her employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9.	Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.

a)	By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

b)

Death. The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(i) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements) and (iii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid. The amounts referred to in clauses (i) and (iii) will be paid to the Executive’s spouse or heirs in a lump sum no later than thirty (30) days following the date of the Executive’s death, with the date of such payment within such period determined by the Company in its sole discretion.

c)

Disability. The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable, as determined by the independent members of the Board of Directors (or any committee of the Board comprised solely of independent directors), to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day-period. If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits) to which she is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements), (iii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, and (iv) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents for one (1) year following the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement. The amounts referred to in clauses (i) and (iii) will be paid to the Executive in a lump sum no later than thirty (30) days following the date of the Executive’s Date of Termination, with the date of such payment within such period determined by the Company in its sole discretion.

d)

By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) conviction of a felony or of a crime involving misappropriation or embezzlement; (ii) willful and material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on the Company or any of its subsidiaries; (iii) repeated material failure of the Executive to follow the direction of the Company and its Board of Directors regarding the material duties of employment; or (iv) material breach by the Executive of a material obligation under this Agreement. In order for the Company to be entitled to terminate the Executive for Cause under this Section 9(d) the following conditions must be met: (A) the Company shall provide written notice to the Executive of the existence of a condition described in clauses (i), (ii), (iii) or (iv) above within ninety (90) days of the initial existence of such condition (which written notice shall specifically identify the manner in which the Company believes the Executive has triggered one of the conditions); (B) the Executive shall be entitled to remedy the condition within thirty (30) days of receiving such notice; and (C) the Executive shall have failed to remedy the condition during such period. If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (such amounts shall be paid in a lump sum within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), any other unpaid benefits to which she is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, with such benefits to be paid in accordance with the applicable provisions of the applicable arrangement) and no more.

e)

By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary, (iv) an amount equal to one hundred percent (100%) of the Executive’s average cash bonus paid (or earned, but not yet paid, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs) to Executive in respect of the three most recent fiscal years immediately preceding the fiscal year in which the Executive’s employment terminates hereunder, or, if greater than such average, the bonus paid (or earned, but not yet paid) for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (such average or greater amount, the “Adjusted Bonus Amount”), (v) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents for eighteen (18) months following the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement; and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. As a condition to receiving such payment, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A.

f)

By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of her resignation (“Notice of Resignation”) delivered to the Company within two (2) years of any of the following (each of which will constitute “Good Reason” for resignation): (i) a material reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities, or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a material reduction in Base Salary; (iii) any material breach of this Agreement by the Company; or (iv) the Company’s requiring the Executive to relocate her office location more than fifty (50) miles from Nashville, Tennessee. For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive. In order for the Executive to be entitled to resign for Good Reason under this Section 9(f) the following conditions must be met: (A) the Executive shall notify the Company of the existence of a condition described in (i),

(ii), or (iii) within ninety (90) days of the initial existence of the condition; (B) the Company shall be entitled to remedy the condition within thirty (30) days of receiving such notice; and (C) the Company shall have failed to remedy the condition during such time period. If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary, (iv) an amount equal to one hundred percent (100%) of the Adjusted Bonus Amount, (v) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents for one (1) year following the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement, and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. As a condition to receiving such payment, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A.

g)

By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. If the Executive’s employment is terminated pursuant to this Section 9(g), the Executive will receive all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination (such amounts shall be paid in a lump sum within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any year ending before the Date of Termination which has been earned but remains unpaid, with such benefits to be paid in accordance with the applicable provisions of the applicable arrangement) and no more.

h)

Following a Change in Control. If, within thirty-six (36) months following a Change in Control, the Executive (i) is terminated without Cause, or (ii) resigns for Good Reason (as defined and qualified in Section 9(f) above), then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred and fifty percent (150%) of the Adjusted Bonus Amount, (iv) an amount equal to one hundred and fifty percent (150%) of the Executive’s Base Salary, (v) notwithstanding anything to the contrary in any equity incentive plan or agreement, all equity incentive awards which are then outstanding, to the extent not then vested, shall vest, (vi) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents for eighteen (18) months  following the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement, and (vii) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will collectively be referred to as the “Change in Control Severance Amount.” The Change in Control Severance Amount will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. The Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A. Payments pursuant to this Section 9(h) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.

i)

Date of Termination. The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of her death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the date specified in the Notice of Resignation, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date specified in the Notice of Resignation (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein), or (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Termination or the Notice of Resignation, as applicable.

j)	For the purposes of this Agreement, a “Change in Control” will mean any of the following events:

i.

any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

ii.

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of all or substantially all assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or a successor company or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

iii.

during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increased the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities, then a Change in Control shall occur.

k)

Delay of Payment Required by Section 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-

1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Any payments delayed pursuant to this Section 9(k) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) and any remaining payments, if applicable, required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit]  Additionally, if the period during which a release may be considered and become effective and irrevocable in accordance with this Agreement as a condition to the making hereunder of any payment, begins in one calendar year (the “earlier year”) and ends in a subsequent calendar year, then in no event shall any such payment be made in the earlier year (and, if such payment is delayed under this sentence to the subsequent year (and is otherwise required to be made under this Agreement), such payment shall be made as soon as administratively practicable in the subsequent year and any remaining payments shall continue until the expiration of the applicable payment period provided under this Agreement. For purposes of the payment or reimbursement of continuation health coverage under this Agreement, the Company may treat the amounts paid by it for premiums as taxable to the Executive or make such payments (less any required withholding) directly to the Executive to the extent required to avoid adverse consequences to the Executive or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the continuation coverage contemplated by this Agreement to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

10.	Representations.

a)

The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

b)	The Executive represents and warrants that she is not a party to any agreement or instrument which would prevent her from entering into or performing her duties in any way under this Agreement.

11.

Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to her hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is no such designee, to her estate.

12.	Confidentiality; Non-Solicitation; Non-Competition.

a)

Non-Solicitation. The Executive agrees that for a period of one (1) year after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(h), the Executive will not directly or indirectly solicit, on her own behalf or on behalf of any other person or entity, the services of any person who is an executive officer of the Company or solicit any of the Company’s executive officers to terminate their employment or agency with the Company, except with the Company’s express written consent.

b)

Non-competition. So long as Executive remains employed by the Company, Executive shall not compete, directly or indirectly, with the Company. For a period of twelve (12) months following termination of Executive’s employment with the Company (the “Non-compete Period”) if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(h), the Executive shall not enter into or engage in any business that consists of a casual dining restaurant concept whose menu is substantially similar to the Company’s menu in a geographic market where the Company operates a restaurant at the time of the termination of the Executive (the “Company Business”). For the purposes of this subsection (b), Executive understands that she shall be competing if she engages in any or all of the activities set forth herein directly as an individual on her own account, or indirectly as a partner, joint venturer, employee, agent, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock; provided, however, that at such time as she is no longer employed by the Company, Executive’s direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of this subsection (b).

c)

The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants relating to jurisdictions in which the Company may have a restaurant, one for each state of the United States, each county of each state of the United States. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

d)

If the Executive will be in violation of any provision of this Section 12, then each time limitation set forth in this Section 12 will be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 12 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.

13.	Confidentiality.

a)

During the Term and at any time thereafter, Executive shall not disclose, furnish, disseminate, make available or, except in the ordinary course of performing her duties on behalf of the Company, use any trade secrets or confidential business and technical information of the Company, or its parent, subsidiaries or affiliated entities without limitation as to when it was acquired by Executive or whether it was compiled or obtained by, or furnished to Executive while she was employed by the Company. Such trade secrets and confidential business and technical information are considered to include, without limitation, development plans, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or marketing, real estate, or restaurant operations plans. Executive specifically acknowledges that all such information, whether reduced to writing or maintained in Executive’s mind or memory and whether compiled by the Company and/or Executive derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is and shall remain the sole property of the Company and that any retention and use of such information during or after the termination of Executive’s relationship with the Company (except in the course of Executive’s performance of her duties) shall constitute a misappropriation of the Company’s trade secrets.

b)

The above restrictions on disclosure and use of confidential information shall not prevent Executive from: (i) using or disclosing information in the good faith performance of her duties on behalf of the Company; (ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either person on behalf of the Company; (iii) using or disclosing information to another person or entity bound by a duty or an agreement of confidentiality as part of the performance in good faith of Executive’s duties on behalf of the Company or as authorized in writing by the Company; (iv) at any time after the period of Executive’s employment using or disclosing information to the extent such information is, through no fault or disclosure of Executive, generally known to the public; (v) using or disclosing information which was not disclosed to Executive by the Company or otherwise during the period of Executive’s employment which is then disclosed to Executive after termination of Executive’s employment with the Company by a third party who is under no duty or obligation not to disclose such information; or (vi) disclosing information as required by law. If Executive becomes legally compelled to disclose any of the confidential information, Executive shall (i) provide the Company with reasonable prior written notice of the need for such disclosure such that the Company may obtain a protective order; (ii) if disclosure is required, furnish only that portion of the confidential information which, in the written opinion of Executive’s counsel delivered to the Company, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded to the confidential information.

14.

Company Remedies. The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by her hereunder are of a special, unique and extraordinary character. To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate. The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that she agrees to the terms herein without reservation. Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to her under this Agreement in the event of any breach by her of her covenants under Sections 12 and 13 hereunder, (ii) in the event of such breach, recover an amount equal to the after-tax payments previously made to the Executive under Section 9(e)(iii), 9(e)(iv), 9(f)(iii), 9(f)(iv), or 9(h)(iii), 9(h)(iv), and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

15.

Entire Agreement. This Agreement and the equity incentive and benefit plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision.

16.

Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

17.

Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile (if a facsimile number is set forth) or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:

Jessica Hagler Root

3401 West End Ave

Suite 260

Nashville, Tennessee 37203

To the Company at:

J. Alexander’s Holdings, Inc.

3401 West End Avenue

Suite 260

Nashville, Tennessee 37203

Attention: Chief Executive Officer

Facsimile: (615) 269-1999

With a copy to:

F. Mitchell Walker, Jr.

Bass, Berry & Sims PLC

150 3rd Avenue South, Suite 2800

Nashville, Tennessee 37201

Facsimile: (615) 742-2775

Any notice delivered personally or by courier under this Section 17 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.

18.

Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

19.	Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Tennessee, without regard to its conflict of laws principles.

20.

Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Tennessee. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

21.

Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

22.	Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

23.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.

Expenses Incurred in Enforcing this Agreement. The Executive shall be entitled to reimbursement of costs and expenses (including reasonable attorneys fees) incurred by the Executive or her heirs or executors in connection with any claim or proceeding to enforce this Agreement by Executive.

25.

Tax Matters. By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its subsidiaries make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder (including, without limitation, payments pursuant to Section 9 above). Further, by the acceptance of this Agreement, the Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement (including, without limitation, payments pursuant to Section 9 above). The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

J. ALEXANDER’S HOLDINGS, INC.

__/s/ Lonnie J. Stout II_____________

Name: Lonnie J. Stout II

Title:   President and Chief Executive

Officer

EXECUTIVE

__/s/ Jessica Hagler Root____________

Jessica Hagler Root